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EXHIBIT 2

STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of October 11, 2002 by and between BB BioVentures LP, a Delaware limited partnership (the "BioVentures Fund"), MPM BioVentures Parallel Fund, L.P., a Delaware limited partnership (the "Parallel Fund"), and MPM Asset Management Investors 1999 LLC, a Delaware limited liability company (the "Co-Investment Fund" and, collectively with the BioVentures Fund and the Parallel Fund, the "Sellers") ("Seller"), and BIOTECHNOLOGY VALUE FUND, L.P., a Delaware limited partnership ("BVF"), BIOTECHNOLOGY VALUE FUND II, L.P., a Delaware limited partnership ("BVF II"), BVF INVESTMENTS L.L.C., a Delaware limited liability company ("BVF Investments") and ZIFF ASSET MANAGEMENT, L.P., a Delaware limited partnership ("Ziff") and collectively with BVF, BVF II and BVF Investments, "BUYER").

        WHEREAS, each of the Sellers owns of record and beneficially the number of shares of common stock, par value $.01 per share ("Common Stock"), of Arena Pharmaceuticals, Inc., a Delaware corporation (the "Company") set forth opposite its name on Schedule A attached hereto (collectively, the "Shares");

        WHEREAS, each Seller desires to sell the Shares set forth opposite its name on Schedule A to Buyer, and Buyer desires to buy such Shares from Seller, at a price of $5.00 per share and otherwise upon the terms and conditions contained herein.

        NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        SECTION 1.    Sale of Shares and Purchase Price.

        1.1.    Sale of Shares.    At the Closing (as defined in Section 1.3 below), each Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from such Seller, the Shares set forth opposite such Seller's name on Schedule A. At the Closing, subject to the terms and conditions hereof, the Sellers shall deliver, or cause the transfer agent and registrar of the Company to deliver, to Buyer a certificate or certificates representing the Shares set forth opposite such Seller's name on Schedule A, with such signature guarantees and such other documents as may be reasonably required by Buyer to effect a valid transfer of the Shares by the Sellers.

        1.2.    Purchase Price and Payment.    In consideration of the sale by each Seller to Buyer of the Shares set forth opposite such Seller's name on Schedule A and subject to the terms and conditions hereof, Buyer agrees that at the Closing it will deliver to counsel for Sellers, as escrow agent for Sellers (the "Sellers Escrow Agent") $10,221,460 (the "Purchase Price") by wire transfer of immediately available funds. Sellers Escrow Agent shall hold such funds in its trust account on behalf of Sellers, and shall release to each Seller the portion of the Purchase Price set forth opposite such Seller's name on Schedule A by wire transfer of immediately available funds upon Buyer's receipt of certificate(s) representing the Shares sold by such Seller free of any restrictive legends and duly endorsed for transfer to Buyer. Sellers Escrow Agent shall release such funds to the following accounts in the amounts as indicated below:

Boston Private Bank & Trust
Ten Post Office Square
Boston, MA 02109

ABA #011 002 343

Account Name: BB BioVentures LP
Account # 404-5364
Amount: $8,848,170

Account Name: MPM BioVentures Parallel Fund LP
Account # 404-5445
Amount: $1,266,950

Account Name: MPM Asset Management Investors 1999 LLC
Account # 404-5178
Amount: $106,340

        1.3.    Time and Place of Closing.    The closing of the purchase and sale provided for in this Agreement (the "Closing") shall take place at 9:00 a.m. on October 15, 2002, at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109 or at such other time or place as Buyer and the Sellers may mutually agree.

        SECTION 2.    Representations and Warranties of the Sellers.    As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller severally, but not jointly, hereby makes to Buyer each of the representations and warranties set forth in this Section 2.

        2.1.    Authority.    Such Seller has full right, authority, power and capacity, corporate or otherwise, to enter into this Agreement and each agreement, document and instrument to be executed and delivered by such Seller pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by such Seller pursuant to this Agreement constitutes a valid and binding obligation of such Seller, enforceable in accordance with their respective terms. Such Seller has full power and authority to transfer, sell and deliver the Shares to Buyer pursuant to this Agreement. Such Seller is not subject to any law, rule or regulation or a party to, subject to or bound by any agreement or judgment, order, writ, prohibition, injunction or decree of any court or other governmental authority which would prevent or restrict the transfer, sale and delivery to Buyer of the Shares pursuant to the terms of this Agreement.

        2.2.    Title to Shares.    Each Seller is the sole legal and beneficial owner and holder of the number of Shares indicated in the preamble to this Agreement and has good title thereto, free and clear of any liens, security interests, claims, charges or other encumbrances. Each Seller has not, directly or indirectly, pledged, encumbered, assigned, transferred, conveyed, disposed of or terminated, in whole or in part, any of its right, title and interest in and to the Shares.

        2.3    No Required Consents.    No filing with, notice to, or consent or approval of, or other action by, any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic, is required in connection with execution, delivery and performance of this Agreement by such Seller.

        2.4    Status of Shares.    Each Seller has held the Shares set forth opposite such Seller's name on Schedule A for at least the period provided in Rule 144(k) under the Securities Act of 1933, as amended ("Rule 144"), and no Seller is, nor has been for the past 90 days, an "affiliate" of the Company, within the meaning of Rule 144.

        2.5    Nonpublic Information.    The Sellers have implemented and maintained policies and procedures as described in Rule 10b5-1(c)(2) of the Securities Exchange Act of 1934, as amended, and no person who made the investment decision to sell the Shares for each Seller was aware of adverse material non-public information with respect to the Company.

        2.6.    Finder's Fee.    Such Seller has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

        SECTION 3.    Representations and Warranties of Buyer.

        As a material inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes to the Sellers each of the representations and warranties set forth in this Section 3.

        3.1.    Authority.    Buyer has full right, authority, power and capacity, corporate or otherwise, to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with their respective terms. Buyer is not subject to any law, rule or regulation or a party to, subject to or bound by any agreement or judgment, order, writ, prohibition, injunction or decree of any court or other governmental authority which would prevent the transfer, sale and delivery to Buyer of the Shares pursuant to the terms of this Agreement.

        3.2.    Finder's Fee.    Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

        3.3.    Status of Buyer.    The Buyer is a sophisticated investor with respect to the Shares, has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Shares. Buyer acknowledges that Michael Steinmetz, a Partner and employee of MPM Asset Management LLC, is a director of the Company and may possess material nonpublic information regarding the Company not known to Buyer or any person who made the investment decision to sell the Shares for each Seller (the "Excluded Information"), including, without limitation, information received from the Company on a confidential basis, information received by him in his capacity as a director of the Company, and information received on a privileged basis from third parties, attorneys, financial advisors or other agents representing the Company or third parties. Buyer has independently and without reliance upon the Sellers made its own analysis and decision to enter into this Agreement, except that Buyer has relied upon the representations, warranties, covenants and agreements of the Sellers expressly set forth in this Agreement. The Buyer acknowledges that the Sellers have not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Buyer acknowledges that the purchase of the Shares by Buyer from the Sellers is irrevocable, and that Buyer shall have no recourse to the Sellers except with respect to remedies resulting from breaches of this Agreement or as otherwise expressly set forth herein or as provided by law.

        3.4.    Excluded Information.

    (a)
    Buyer hereby:

          (i) agrees that Mr. Steinmetz, in his individual capacity or in his capacity as director of the Company or an affiliate of the Sellers, nor the Sellers, nor their respective directors, officers, trustees, employees, beneficiaries, attorneys, agents or representatives shall have any liability to Buyer or its affiliates with respect to the existence, possession or non-disclosure of any Excluded Information, whether arising directly or indirectly, primarily or secondarily, including as a matter of contribution, indemnification, set-off, rescission, or reimbursement;

          (ii) waives any right, claim or cause of action, at law or in equity, arising from or relating to, directly or indirectly, the existence, possession or non-disclosure of any Excluded Information, including without limitation pursuant to Sections 10(b) and 20A of the Securities Exchange Act of 1934, as amended (the "Act"), or the rules and regulations promulgated by the Securities and

  Exchange Commission under the Act, and relinquishes all rights and remedies accorded by applicable law to a buyer of securities with respect to the Shares to the maximum extent permitted by law, as well as all rights to participate in any claim, action or remedy others may now or hereafter have with respect to the foregoing; and

          (iii) with respect to the purchase and sale of the Shares, releases and discharges Mr. Steinmetz, the Sellers, and their respective directors, officers, trustees, employees, beneficiaries, attorneys, agents, representatives, successors and assigns (each a "Released Party") of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, which Buyer and/or its affiliates, successors or assigns may have against any Released Party, to the maximum extent permitted by law and to the extent arising from or in connection with the existence, possession or non-disclosure of any Excluded Information, whether asserted, unasserted, absolute, contingent, known or unknown.

          (b) Buyer hereby represents to each Released Party that (i) it has not assigned any claim or possible claim against the Released Parties, (ii) it fully intends to release all claims against the Released Parties as set forth above, and (iii) it has been advised by, and has consulted with, counsel with respect to the execution and delivery of this Agreement and has been fully apprised of the consequences of the waivers and releases set forth in this Section 3.4.

        SECTION 4.    Conditions

        4.1.    Conditions to the Obligations of Buyer.    Buyer's obligation to purchase the Shares at the Closing is subject to the satisfaction, at or prior to the Closing, of the following conditions precedent:

          (a)  Representations and Warranties. Each of the representations and warranties of the Sellers contained in Section 2 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing.

          (b)  Title; Stock Certificates. On the date of the Closing, each Seller shall have transferred to Buyer good title to the Shares set forth opposite its name on Schedule A, free and clear of any liens, security interests, claims, charges or other encumbrances and shall have delivered to Buyer one or more stock certificates (which shall be free of any restrictive legends) in such name(s) as Buyer may direct representing the Shares, either directly or through the facilities of The Depository Trust Company, as requested by Buyer.

        4.2.    Conditions to the Obligations of Seller.    Each Seller's obligation to sell the Shares set forth opposite its name on Schedule A at the Closing is subject to the satisfaction, at or prior to the Closing, of the following conditions precedent:

          (a)  Representations and Warranties. Each of the representations and warranties of Buyer contained in Section 3 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing.

          (b)  Payment for Shares. Such Seller shall have received from Buyer payment in full of the portion of the Purchase Price set forth opposite such Seller's name on Schedule A.

        SECTION 5.    Miscellaneous.

        5.1.    Governing Law.    This Agreement shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions.

        5.2.    Entire Agreement.    This Agreement is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties or agreements have been made by any of the parties hereto and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein.

        5.3.    Assignability; Binding Effect.    This Agreement may not be assigned by either party without the prior written consent of the other. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

        5.4.    Headings.    The headings in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.

        5.5.    Counterparts.    For convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

        5.6.    Amendment; Waiver.    This Agreement may not be amended or modified, nor may compliance with any condition set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

        5.7.    Fees and Expenses.    Each of the parties will bear its own expenses in connection with the negotiation of, and the consummation of the transactions contemplated by, this Agreement.

        5.10.    Consent to Jurisdiction.    Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of the State of Delaware for any claim, suit or proceeding arising under this Agreement.

        5.11.    Severability.    If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

        5.12.    Third Party Beneficiaries.    With respect to Section 3.4 hereof, it is the intent of Seller and Buyer that each Released Party be a third party beneficiary of this Agreement.

        [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

BB BIOVENTURES LP
By:	BAB BioVentures LP, its General Partner
By:	BAB BioVentures NV, its General Partner
By:	/s/ LUKE EVNIN Name: Luke Evnin
MPM BIOVENTURES PARALLEL FUND, L.P.
By:	MPM BioVentures I LP, its General Partner
By:	MPM BioVentures I LLC, its General Partner
By:	/s/ LUKE EVNIN Name: Luke Evnin Title: Manager
MPM ASSET MANAGEMENT INVESTORS 1999 LLC
By:	/s/ LUKE EVNIN Name: Luke Evnin Title: Manager
BIOTECHNOLOGY VALUE FUND, L.P.
By:	BVF Partners LP, its general partner
By:	BVF Inc., its general partner
By:	/s/ MARK LAMPERT Name: Mark Lampert Title: President

BIOTECHNOLOGY VALUE FUND II, L.P.
By:	BVF Partners LP, its general partner
By:	BVF Inc., its general partner
By:	/s/ MARK LAMPERT Name: Mark Lampert Title: President
BVF INVESTMENTS L.L.C.
By:	BVF Partners LP, its member
By:	BVF Inc., its general partner
By:	/s/ MARK LAMPERT Name: Mark Lampert Title: President
ZIFF ASSET MANAGEMENT, L.P.
By:	BVF Inc., its attorney-in-fact
By:	/s/ MARK LAMPERT Name: Mark Lampert Title: President

SCHEDULE A

Seller	Number of Shares Owned and Being Sold	Purchase Price
BB BioVentures LP	1,769,634	$8,848,170
MPM Asset Management Investors 1999 LLC	253,390	$1,266,950
MPM BioVentures Parallel Fund, L.P.	21,268	$106,340
TOTAL	2,044,292	$10,221,460

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  EXHIBIT 2
STOCK PURCHASE AGREEMENT
SCHEDULE A